Exhibit 10.3

[ALERIS LETTERHEAD]

April 5, 2011

Mr. Steven J. Demetriou

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122

Dear Steve:

This letter confirms two mutually-agreed changes to your June 1, 2010 employment and RSU agreements, as follows:

1. Although Section 2(b) of your employment contract allows the Company to pay a portion of your 2011 annual bonus in Aleris Holding stock, we have agreed that your entire 2011 annual bonus will be paid in cash and that no portion will be paid in stock. Until further action by the Compensation Committee, you will have the opportunity to purchase shares of Aleris Holding stock with up to 50% of the after-tax proceeds of your annual bonus at fair market value (as determined by the Aleris Holding’s Board of Directors), with any such purchase to be effected when the bonus is paid.

2. Section 2(c) of your RSU agreement requires the Company to loan you money to cover withholding taxes that come due as your RSUs settle. We have agreed that no further loans will be made. In the future, you will provide cash to the Company to satisfy required tax withholdings that come due as your RSUs settle, with one exception: as presently provided in your RSU agreement, if any RSUs settle because you are discharged without Cause or quit without Good Reason, the related withholding taxes will be satisfied on a “cashless” basis (by withholding from shares otherwise deliverable on settlement a number of shares having the fair value needed to pay the withholding taxes).

In order to avoid any doubt, the Company acknowledges that you have repaid in full all prior loans made under Section 2(c) of your RSU agreement.

The changes described above are now part of your employment contract with the Company and your RSU agreement with Aleris Holding Company. Those agreements otherwise continue in full force and effect.

Letter Agreement

April 5, 2011

Please confirm your agreement by returning to Chris Clegg a signed copy of this letter agreement.

Sincerely yours,

/s/ Chris Clegg
Chris Clegg Executive Vice President, General Counsel & Secretary

Accepted and Agreed to: ALERIS HOLDING COMPANY

/s/ Chris Clegg
Chris Clegg Executive Vice President, General Counsel & Secretary

EXECUTIVE

/s/ Steven J. Demetriou
Steven J. Demetriou